Exhibit 99.1

Contact:	Brian Turner
Chief Financial Officer
425-943-8000

Media Contact:	Marci Maule
Director of Public Relations
425-943-8277

COINSTAR ANNOUNCES THIRD QUARTER REVENUE OF $106.4 MILLION

BELLEVUE, Wash.—October 28, 2004—Coinstar, Inc. (NASDAQ: CSTR) today announced results for the three-month period ended September 30, 2004.

Highlights for the third quarter of 2004 are as follows:

•	Quarterly revenue - $106.4 million

•	EBITDA - $23.5 million (see Appendix A)

•	Free cash flow - $4.3 million (see Appendix A)

•	Adjusted earnings per fully taxed, fully diluted share of $0.36 (see reconciliation below)

For the third quarter of 2004, Coinstar, Inc. achieved revenue of $106.4 million and GAAP net income of $6.6 million. These results included revenue from American Coin Merchandising, Inc. (“ACMI”) for 86 days.

Included in GAAP net income were one-time and non-cash charges primarily related to the July 7, 2004, acquisition of ACMI including an $814,000 step-up in inventory, $884,000 in amortization of intangible assets, and $238,000 in amortization of financing fees. Excluding these items, net of taxes, Coinstar reported adjusted net income of $7.9 million. A reconciliation of GAAP earnings per share to Adjusted earnings per share is as follows:

GAAP fully taxed, fully diluted earnings per share	$0.30

Amortization of intangible assets, net of tax	0.03
Step-up in inventory, net of tax	0.02
Amortization of financing fees, net of tax	0.01

Adjusted fully taxed, fully diluted earnings per share	$0.36

At September 30, 2004, Coinstar, Inc. had approximately $125.0 million in cumulative net operating loss carryforwards. Although Coinstar recorded $3.4 million in tax expense, cash paid for taxes totaled only $169,000 as a result of these net operating loss carryforwards.

“We’re pleased with the results from the quarter, and with the progress we’ve made during the year to diversify our business beyond coin counting,” said Dave Cole, Chief Executive

Officer of Coinstar, Inc. “By adding e-payment products and services to our Coinstar Centers and making strategic acquisitions, which have added new classes of trade and a broader array of products and devices, we are well positioned to drive the business in 2005 and beyond.”

Recent Events

On July 7, 2004, Coinstar, Inc. completed the acquisition of ACMI for $235 million in cash. ACMI, operating as Sugarloaf Creations, is a leading owner and operator of coin-operated entertainment services equipment in the United States, with more than 167,000 machines in over 18,000 locations including mass merchants, supermarkets, warehouse clubs, restaurants, entertainment centers, and truck stops. The acquisition broadened Coinstar’s platform to include over 42,000 distribution points.

Concurrent with the closing of the ACMI acquisition, Coinstar also announced that it had successfully raised $310 million in debt financing. The new borrowings include a five year, $60 million revolving credit facility and a seven year, $250 million term loan. The proceeds were primarily used to fund the acquisition with the balance used for general corporate and working capital purposes.

On July 29, 2004, the Company announced that Albertson’s, Inc. (NYSE: ABS), one of its largest retailers, was rolling out Coinstar’s electronic-payment products and services in over 1,800 grocery and drug store locations in the United States. Coinstar Centers with self-service coin counting are currently installed in more than 1,700 Albertsons supermarkets and drug store locations. By the end of 2004, Coinstar expects all 1,800 installed Albertsons’ locations to be equipped with its electronic-payment services, including prepaid wireless airtime and Green Dot™ Prepaid MasterCard® cards.

2004 Expectations

Management estimates that revenue for the fourth quarter ended December 31, 2004, will range from $106.0 to $113.0 million. Management estimates the GAAP earnings per fully diluted, fully taxed, share will range from $0.17 to $0.24 and Adjusted fully diluted, fully taxed earnings per share will range from $0.20 to $0.27.

Conference Call

Coinstar, Inc. announced that a conference call to discuss the third quarter will be broadcast live over the Internet today, Thursday, October 28, 2004, at 4:30 p.m. Eastern time. The Webcast will be hosted at the About Us – Investor Relations section of Coinstar’s Web site at www.coinstar.com.

About Coinstar Inc.

Coinstar, Inc. (NASDAQ: CSTR) founded in 1991, pioneered self-service coin counting to provide consumers a convenient and innovative means to convert loose coins into cash. Today, Coinstar, Inc. is a multi-national company offering a range of products and services consisting of coin counting, electronic payment solutions, and entertainment services at more than 42,000 retail locations including supermarkets, drug stores, mass merchants, convenience stores, and restaurants. American Coin Merchandising, Inc. (Sugarloaf & Folz Vending), and CellCards of Illinois, L.L.C. operate as wholly-owned subsidiaries of Coinstar, Inc. For more information visit www.coinstar.com.

# # #

This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Factors that could cause or contribute to such differences include, but are not limited to, the effect of and financing of the acquisition of ACMI, the ability to successfully integrate ACMI’s and Coinstar, Inc.’s businesses, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retailers for the installation of Coinstar machines and the retention of the current agreements with our existing retailers on terms that are not materially adverse to Coinstar, Inc., additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including e-payment services), including but not limited to the ability to attract customers, reach agreements with retailers and successfully integrate the acquired business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the most recent reports filed with the Securities and Exchange Commission by Coinstar, Inc. and ACMI. These forward-looking statements reflect Coinstar, Inc.’s expectations as of October 28, 2004. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

Quarter ended September 30, 2004
Net cash provided by operating activities	$3,788
Changes in operating assets and liabilities	16,910
Other non-cash items*	(127)
Net interest expense	2,741
Cash paid for taxes	169

EBITDA	$23,481

*	other non-cash items generally consist of non-cash stock-based compensation, amortization of deferred financing fees and non-cash earnings from joint venture activity.

Free cash flow: we believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. Free cash flow may be reconciled from net cash provided by operating activities, the most directly comparable GAAP measure, as follows:

Quarter ended September 30, 2004
Net cash provided by operating activities	$3,788
Changes in operating assets and liabilities	16,910
Capital expenditures	(16,429)

Free cash flow	$4,269

Adjusted earnings per share: we believe Adjusted earnings per share is an important non GAAP measure as it provides useful information about our results from operations excluding one-time or non-cash charges. We believe this measure provides a better comparison to prior period earnings and is more representative of our operating results.

Coinstar, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
REVENUE	$106,430	$48,671	$197,307	$129,770
EXPENSES:
Direct operating	69,937	20,870	113,248	57,683
Sales and marketing	3,642	3,440	8,358	7,954
Research and development	1,410	1,566	4,407	4,383
General and administrative	8,098	4,783	18,052	14,966
Depreciation and other	9,821	6,764	25,186	19,761
Amortization of intangible assets	884	38	1,021	101

Income from operations	12,638	11,210	27,035	24,922
OTHER INCOME (EXPENSE):
Interest income and other, net	190	38	320	222
Interest expense	(2,793)	(300)	(3,165)	(994)

Income before income taxes	10,035	10,948	24,190	24,150
Income taxes	(3,386)	(4,014)	(8,373)	(9,025)

NET INCOME	$6,649	$6,934	$15,817	$15,125

NET INCOME PER SHARE:
Basic	$0.31	$0.32	$0.74	$0.70
Diluted	$0.30	$0.32	$0.73	$0.69

WEIGHTED SHARES OUTSTANDING:
Basic	21,491	21,389	21,381	21,565
Diluted	21,818	21,580	21,650	21,889

CAPITAL EXPENDITURES	$16,429	$5,724	$30,944	$17,262

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	Sept. 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,584	$38,882
Cash being processed	53,784	60,782
Trade accounts receivable, net of allowance for doubtful accounts of $369	3,045	—
Inventory	23,151	—
Deferred income taxes	11,091	10,161
Prepaid expenses and other current assets	11,248	3,043

Total current assets	147,903	112,868

PROPERTY AND EQUIPMENT, NET	127,908	60,770
DEFERRED INCOME TAXES	22,552	28,665
OTHER ASSETS	5,955	699
INTANGIBLE ASSETS, net of accumulated amortization of $1,159 in 2004 and $138 in 2003	34,926	618
GOODWILL	136,996	454

TOTAL ASSETS	$476,240	$204,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,178	$2,128
Accrued liabilities payable to retailers	53,035	60,782
Other accrued liabilities	19,431	9,513
Current portion of long-term debt and capital lease obligations	3,662	14,188

Total current liabilities	92,306	86,611
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	248,693	3,273

Total liabilities	340,999	89,884

STOCKHOLDERS’ EQUITY:
Common stock	196,521	191,370
Accumulated deficit	(39,981)	(55,798)
Treasury stock	(22,783)	(22,783)
Accumulated other comprehensive income	1,484	1,401

Total stockholders’ equity	135,241	114,190

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$476,240	$204,074